Exhibit 2.6

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20071564598
(Colorado Secretary of State ID number)

Entity name Real Goods Solar, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Mares	Sara		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

Brownstein Hyatt Farber Schreck LLP
410 17th Street, Suite 2200
(Street name and number or Post Office Box information)

Denver	CO	80202
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

AMD_PC Page 1 of 2 Rev. 12/20/2016

REAL GOODS SOLAR, INC.

ARTICLES OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES 1 PREFERRED STOCK

Pursuant to Sections 7-106-102, 7-110-101 and 7-110-102 of the Colorado General Corporation Law, Real Good Solar, Inc., a Colorado corporation (the “Corporation”), DOES HEREBY CERTIFY:

The Articles of Incorporation of the Corporation (the “Articles of Incorporation”) confer upon the Corporation’s Board of Directors (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the designations, preferences, limitations and relative rights of the shares of each such series. On _____________, 2019, the Board of Directors adopted the following resolution creating a series of preferred stock designated as the Series 1 Preferred Stock, comprised initially of _____________ shares, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation, a series of preferred stock, par value $.0001 per share, of the Corporation is hereby created, and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1.                  Designation and Amount. The shares of such series shall be designated as the Series 1 Preferred Stock (the “Series 1 Preferred”). The number of shares initially constituting the Series 1 Preferred shall be _____________, which number may be increased or decreased by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series 1 Preferred.

2.                  Ranking. The Series 1 Preferred shall, with respect to payment of dividends, redemption payments, and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation or a Sale Transaction (as defined below), rank (a) senior to the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and the Corporation’s Class B Common Stock, par value $0.0001 per share (together with the Class A Common Stock, the “Common Stock”), and any other class of capital stock or other securities the Corporation issues in the future unless the terms of such securities provide that they rank senior to the Series 1 Preferred (collectively, “Junior Securities”); (b) on a parity with any class of capital stock or other securities the Corporation issues in the future the terms of which provide that such securities will rank on a parity with the Series 1 Preferred (collectively, “Parity Securities”); (c) junior to each class of capital stock or other securities issued in the future the terms of which expressly provide that such securities will rank senior to the Series 1 Preferred “Senior Securities”); and (d) junior to all of the Corporation’s existing and future indebtedness.

3.                  Dividends. Dividends on Series 1 Preferred will be payable out of legally available funds in the amount of $0.30 per share of Series 1 Preferred on the last day of each quarter, commencing _____________, 20__ (“Dividends”), except that if such a day is not a Business Day then the Dividend will be payable on the first immediately succeeding Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in New York, New York) (each such date being hereinafter referred to as a “Dividend Payment Date”). Dividends on the Series 1 Preferred shall be paid, at the election of the Corporation with respect to each Dividend Payment Date, either all in (a) cash or (b) fully paid and nonassessable, registered or unrestricted shares of Series 1 Preferred (“Stock Dividends”). Stock Dividends shall be paid by delivering to each record holder of Series 1 Preferred a number of registered or unrestricted shares of Series 1 Preferred (“Stock Dividend Shares”), determined by dividing (x) the total aggregate dollar amount of Dividends payable on a Dividend Payment Date by (y) $10.00 per share of Series 1 Preferred (the “Preference Amount”). No fractional Stock Dividend Shares will be payable or issued and instead rounded down to the nearest whole share. Stock Dividend Shares will be delivered in book entry form, except if the Corporation is notified, at least 20 days prior to a Dividend Payment Date, by a record holder instructing the Corporation to deliver such record holder’s Stock Dividend Shares through the Depository Trust Company (and, if so, the account number to be credited), which instruction shall continue with respect to such record holder until such record holder notifies the Corporation otherwise at least 20 days prior to a Dividend Payment Date. Each Dividend shall be paid to the holders of record of shares of Series 1 Preferred as they appear on the stock register of the Corporation on the record date, which shall be two Business Days prior to the applicable Dividend Payment Date (the “Record Date”). Dividends not paid on a Dividend Payment Date shall continue to be payable regardless of whether the Corporation has earnings, whether there are funds legally available therefor or whether declared. No interest shall be payable with respect to any dividend payment not paid on a Dividend Payment Date. The holders of Series 1 Preferred are not entitled to any dividends other than the Dividends provided for in this Section 3.

4.                  Voting Rights. Except as otherwise required by law, the holders of Series 1 Preferred shall vote together with the holders of the shares of Class A Common Stock (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and each holder of Series 1 Preferred shall have 100 votes on all matters submitted to a vote of the holders of Class A Common Stock for each share of Series 1 Preferred owned by such holder on the applicable record date. Holders of the Series 1 Preferred shall vote as a class on any amendment altering or changing the powers, preferences or special rights of the Series 1 Preferred so as to affect them adversely.

5.                  No Conversion. The Series 1 Preferred will not be convertible into or exchangeable for shares of Common Stock or any other class of capital stock of the Corporation.

6.                  Preference and Participation Upon Liquidation, Dissolution, Winding Up or Sale Transaction.

(a)               Subject to the rights of the holders of Senior Securities and Parity Securities, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series 1 Preferred shall be entitled to receive an amount of cash equal to the Preference Amount per share of Series 1 Preferred plus any unpaid Dividends with respect to any Record Date that occurred or occurs before the date of final distribution to such holder if such holder was the record holder of the share on any such Record Date. If, upon any liquidation, dissolution or winding up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of the Series 1 Preferred shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Securities as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 1 Preferred and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such Series 1 Preferred and any such other Parity Securities if all amounts payable thereon were paid in full.

(b)               For purposes of this Section 6, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and include, a Sale Transaction unless holders of a majority of the outstanding shares of Series 1 Preferred shall have consented otherwise. “Sale Transaction” shall mean (i) (x) the merger or consolidation of the Corporation into or with one or more individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity (each, a “Person”) or (y) the merger or consolidation of one or more Persons into or with the Corporation if, in the case of (x) or (y) above, the holders of voting capital stock of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person, directly or indirectly, or (ii) the voluntary sale, conveyance, exchange or transfer to another Person or Persons, in one or a series of transactions, of all or substantially all of the assets of the Corporation if the holders of voting capital stock of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of such Person or Persons, directly or indirectly.

(c)               Subject to the rights of the holders of Senior Securities and Parity Securities, upon any liquidation, dissolution or winding up of the Corporation or a Sale Transaction, after payment shall have been made in full to the holders of the Series 1 Preferred as provided in this Section 6, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 1 Preferred shall not be entitled to share therein.

7.                  Redemption.

(a)               Optional Redemption. The Corporation may redeem shares of Series 1 Preferred, in whole or in part, at any time after the first anniversary of the issuance of the first share of Series 1 Preferred, and from time to time thereafter at its option. Notice of redemption may be given either by mailing notice to the holders of record or by public announcement, by press release or otherwise, at least 20 Business Days before the desired redemption date. If notice is given by public announcement, by press release or otherwise, such notice shall be effective as of the date of such announcement, regardless of whether notice is also mailed or otherwise given to holders of record. The redemption price for any shares of Series 1 Preferred to be redeemed (the “Redemption Price”) shall be payable in cash, out of funds legally available therefor, and shall be equal to 125% of the Preference Amount, plus any unpaid Dividends with respect to any Record Date that occurred before such notice of redemption if the holder of any shares of Series 1 Preferred to be redeemed was the record holder of such shares on any such Record Date. If fewer than all of the outstanding shares of Series 1 Preferred are to be redeemed at any time, the Corporation may choose to redeem shares proportionally from all holders, or may choose the shares to be redeemed by lot or by any other equitable method. Notwithstanding anything herein to the contrary, the Corporation may repurchase shares of Series 1 Preferred in the open market or in privately negotiated transactions at any time.

(b)               Effectiveness of Redemption. From and after the redemption date specified in the notice of redemption, the shares of Series 1 Preferred to be redeemed on such redemption date will no longer be entitled to receive Dividends with respect to any Record Date that occurs after such redemption date; such shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series 1 Preferred (except the right to receive from the Corporation the Redemption Price without interest) shall cease and terminate with respect to such shares; provided, however, that if a share of Series 1 Preferred is not redeemed on the Redemption Date for any reason (including without limitation, because the Corporation is otherwise unable to lawfully pay the Redemption Price), such share of Series 1 Preferred will remain outstanding and will be entitled to, without interruption, all of the rights, preferences and powers as provided herein.

8.                  Adjustment Upon Subdivision or Combination. If, at any time on or after the date of issuance of the first share of Series 1 Preferred the number of outstanding shares of Series 1 Preferred is increased by a stock split, stock dividend, combination, reclassification or other similar event, the number of votes for one share of Series 1 Preferred and the Preference Amount shall be proportionately reduced, or if the number of outstanding shares of Series 1 Preferred is decreased by a reverse stock split, combination, reclassification or other similar event, the number of votes for one share of Series 1 Preferred and the Preference Amount shall be proportionately increased.  If, at any time on or after the date of issuance of the first share of Series 1 Preferred the number of outstanding shares of Class A Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the number of votes for one share of Series 1 Preferred shall be proportionately reduced, or if the number of outstanding shares of Class A Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the number of votes for one share of Series 1 Preferred shall be proportionately increased.  Any adjustment under this Section 8 shall become effective at the close of business on the date the stock split, reverse stock split, stock dividend, combination, reclassification or other similar event becomes effective.

9.                  Amendments. The Corporation may modify or amend these Articles of Designation of Preferences, Rights and Limitations with the consent of the holders of a majority of the outstanding shares of Series 1 Preferred; provided, however, that any proposed modification or amendment that materially and adversely affects the rights and obligations of any holder of Series 1 Preferred shall require the prior written consent of such holder of Series 1 Preferred.

10.                Certain Restrictions. For as long as any shares of Series 1 Preferred are outstanding, the Corporation may not issue any shares of the Corporation’s Series A 12.5% Mandatorily Convertible Preferred Stock unless holders of a majority of the outstanding shares of Series 1 Preferred shall have consented to such issuance.

11.                Status of Redeemed and Reacquired Shares. Any shares of Series 1 Preferred converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series 1 Preferred shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of another series of preferred stock.

12.                No Other Rights. The shares of Series 1 Preferred shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

IN WITNESS WHEREOF, Real Goods Solar Inc. has caused this Certificate of Designation to be signed by a duly authorized officer as of __________________ 2019.

REAL GOODS SOLAR, INC.

By:
Name:
Title:

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